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                                                                   EXHIBIT 11.1

                         ULTRAK, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE INCOME
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997
                                  (Unaudited)

                                                          Three Months      Six Months
                                                          ------------    ------------
Computation of Income per Share-Primary:

Net income                                                $    876,443       2,910,876

Less: Dividend requirements on preferred
    stock                                                      (29,302)        (58,604)

                                                                   --              --

Net income allocable to common stockholders               $    847,141       2,852,272
                                                          ============    ============
Weighted average number of common shares
    outstanding during the period                           14,140,458      14,082,308

Net effect of dilutive stock options and
warrants based on the treasury method using
average market price                                           426,219         479,210

                                                          ------------    ------------
Shares used for computation                                 14,566,677      14,561,519
                                                          ============    ============

Income per share-primary
                                                          $        .06    $        .20
                                                          ============    ============
Computation of Income per Share-Assuming Full Dilution:

Net income                                                $    876,443       2,910,876

Less: Dividend requirements on preferred stock                    --              --
                                                          ------------    ------------
Net income allocable to common stockholders               $    876,443       2,910,876
                                                          ============    ============
Weighted average number of common shares
    outstanding during the period                           14,140,458      14,082,308

Net effect of dilutive stock options and
warrants based on the treasury method using
the greater of average or ending price                         426,219         479,210

Net effect of preferred stock conversion                       406,981         406,981

                                                          ------------    ------------
Shares used for computation                                 14,973,658      14,968,500
                                                          ============    ============
Income per share-assuming full dilution
                                                          $        .06    $        .19
                                                          ============    ============


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